Pricing Supplement dated November 19, 2021

(To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019, the Prospectus Supplement Addendum dated February 18, 2021 and the Underlying Supplement dated August 1, 2019)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144
$1,367,000 Notes due May 24, 2027 Linked to the Barclays Trailblazer Sectors 5 Index Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest. Instead, as described below, the Notes offer leveraged exposure to potential appreciation of the Underlier from the Initial Underlier Value to the Final Underlier Value. Investors should be willing to forgo dividend payments and, if the Final Underlier Value is less than or equal to the Initial Underlier Value, be willing to receive no more than their investment at maturity.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	November 19, 2021
Issue Date:	November 24, 2021
Final Valuation Date:†	May 19, 2027
Maturity Date:†	May 24, 2027
Reference Asset:*	The Barclays Trailblazer Sectors 5 Index (Bloomberg ticker symbol “BXIITBZ5<Index>”) (the “Underlier” or the “Index”)
Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪   If the Final Underlier Value is greater than the Initial Underlier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return × Upside Leverage Factor)

▪   If the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive a payment of $1,000 per $1,000 principal amount Note

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Index Fee and Costs:

The Underlier includes an index fee of 0.85% per annum. In addition, the Underlier is an “excess return” index, meaning that it tracks the performance of its components minus a notional borrowing cost (represented by the ICE LIBOR USD 3 Month rate).

The components of the Underlier must perform sufficiently well to offset the effect of such index fee and such borrowing cost in order for the Underlier to appreciate in value and, accordingly, for you to earn any positive return on your Notes. See “Information Regarding the Underlier—Overview” in this pricing supplement and “Selected Risk Considerations—Risks Relating to the Underlier Generally—The Deduction of Notional Financing Costs and an Index Fee Will Adversely Affect Index Performance” in this pricing supplement for additional information.

Index Sponsor:	The Underlier was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Underlier. The Underlier is operated by Barclays Index Administration, an independent index administration function within Barclays Bank PLC (in such capacity, the “Index Sponsor” and as described under “Information Regarding the Underlier—Overview” in this pricing supplement).
Upside Leverage Factor:	1.50
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	216.6547, the Closing Value of the Underlier on the Initial Valuation Date
Final Underlier Value:	The Closing Value of the Underlier on the Final Valuation Date

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.70%	99.30%
Total	$1,367,000	$1,367,000	$7,691	$1,359,309
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $993.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $954.90 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $7.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. Barclays Capital Inc. may pay from these commissions a structuring fee of up to $7.00 per $1,000 principal amount Note. The agent’s commission per Note shown above is the maximum agent’s commission, and the proceeds to Issuer per Note shown above is the minimum amount of proceeds that the Issuer receives per Note. The total agent’s commission and total proceeds to Issuer shown above give effect to the actual amount of the variable agent’s commission.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Closing Value:*	Closing Value means, with respect to the Underlier on any date, the official closing level of the Underlier with respect to that date, as calculated and published by the Index Sponsor and displayed on Bloomberg Professional® service (“Bloomberg”) page “BXIITBZ5 <Index>” or any successor page on Bloomberg or any successor service, as applicable.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748WRL9 / US06748WRL99
*	If the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Value of the Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of the Underlier in the event of certain changes in or modifications to the Underlier. For more information, see “Supplemental Terms of the Notes—Discontinuation of the Underlier; Alteration of Methodology or Calculation of the Underlier” in this pricing supplement.

†	The Final Valuation Date may be postponed if a Market Disruption Event occurs on the Final Valuation Date as described under “Supplemental Terms of the Notes—Market Disruption Events” in this pricing supplement. In addition, the Maturity Date will be postponed if that day is not a business day as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement or if the Final Valuation Date is postponed and under “Supplemental Terms of the Notes—Market Disruption Events” in this pricing supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus Supplement Addendum dated February 18, 2021:

http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

•	Underlying Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

SUPPLEMENTAL TERMS OF THE NOTES

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the following provisions will apply for purposes of the Notes.

Market Disruption Events

If the Calculation Agent determines that, on the Final Valuation Date, a Market Disruption Event occurs or is continuing with respect to the Underlier, the Final Valuation Date will be postponed to the immediately succeeding Index Business Day (as defined under “Information Regarding the Underlier—Overview” in this pricing supplement) on which no Market Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to the Underlier on that fifth day, the Calculation Agent will determine the Closing Value of the Underlier for that fifth day in good faith and in a commercially reasonable manner.

If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

With respect to the Notes, a “Market Disruption Event,” means:

•	the occurrence of an Index Market Disruption Event (as defined below under “Information Regarding the Underlier—Index Calculation—Modifications to the Index—Index Market Disruption Events” in this pricing supplement); or

•	the failure of the Index Sponsor to calculate and publish the official closing level of the Underlier on an Index Business Day in each case as determined by the Calculation Agent in its sole discretion.

Discontinuation of the Underlier; Alteration of Methodology or Calculation of the Underlier

If the Index Sponsor discontinues publication of the Underlier and the Index Sponsor or another entity publishers a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Closing Value of the Underlier on the Final Valuation Date, or any other relevant date on which the Closing Value of the Underlier is to be determined, will be determined by reference to the level of that Successor Index at the time of daily final publication, or close of trading on the relevant exchange or market for that Successor Index, as applicable, on that date. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Underlier for all purposes under the Notes.

If an Index Cancellation occurs on or prior to the Final Valuation Date or any other relevant date on which the Closing Value of the Underlier is to be determined and is continuing on any that date, then the Closing Value of the Underlier will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Underlier or Successor Index, as applicable, last in effect prior to that Index Cancellation.

An “Index Cancellation” will occur if (a) the Index Sponsor discontinues publication of the Closing Value of the Underlier on or prior to the Final Valuation Date (or any other relevant date on which the Closing Value of the Underlier is to be determined) and that discontinuation is continuing on the Final Valuation Date (or other relevant date) and the Calculation Agent determines that no Successor Index is available at that time or (b) the Calculation Agent has previously selected a Successor Index and publication of that Successor Index is discontinued prior to, and that discontinuation is continuing on, the Final Valuation Date or that other relevant date.

If at any time the method of calculating the Underlier or a Successor Index, or the level thereof, is changed in a material respect, or if the Underlier or a Successor Index is in any other way modified such that the Underlier or that Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Underlier or that Successor Index had those changes or modifications not been made, then the Calculation Agent will make those calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level for the Underlier or Successor Index comparable to the Underlier or Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the payment at maturity or any other payment to be made on the Notes with reference to the Underlier (or Successor Index), as adjusted.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees and any structuring fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the Final Underlier Value will be above the Initial Underlier Value.

•	You understand and accept that you may not earn any positive return on your Notes.

•	You believe that the investment view implicit in the Underlier will be successful, you seek an investment that will give you exposure to the Underlier and you are willing to bear the risks related to such an investment.

•	You understand and accept that the performance of the Underlier will be affected by an index fee of 0.85% per annum and by the reduction of a notional financing cost equal to the ICE LIBOR USD 3 Month rate.

•	You understand and accept that the risks that the Underlier (a) may not achieve its target level of volatility, (b) may be subject to increased volatility due to the use of leverage and (c) may underperform its underlying portfolio and/or alternative indices that do not include a volatility targeting mechanism.

•	You understand and accept the risk that the Underlier may at any time be notionally invested only in a single component or a small number of components.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underlier.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Index Components (as defined under “Information Regarding the Underlier—Overview” in the in this pricing supplement) or the component securities held by the Index Components, nor will you have any voting rights with respect to the Index Components or the component securities held by the Index Components.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You do not anticipate that the Final Underlier Value will be above the Initial Underlier Value.

•	You do not understand and/or are unable to accept that you may not earn any positive return on your Notes.

•	You do not believe that the investment view implicit in the Underlier will be successful or you are unwilling or unable to bear the risks associated with an investment that provides exposure to the Underlier.

•	You seek exposure to an index or group of assets that does not subtract an index fee or any notional financing costs.

•	You seek exposure to an index or portfolio that may not be concentrated in a small number of assets.

•	You do not understand and/or are unwilling or unable to accept the risks associated with the volatility targeting mechanism of the Underlier, including the risk that the Underlier may not achieve its target volatility and the risk that the Underlier may underperform an investment in its portfolio that is not subject to a volatility targeting mechanism.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Index Components or the component securities held by the Index Components.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Initial Underlier Value: 100.00*

*	The hypothetical Initial Underlier Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value. The actual Initial Underlier Value is set forth on the cover of this pricing supplement.

For information regarding recent values of the Underlier, please see “Historical Performance of the Underlier” in this pricing supplement.

Final Underlier Value	Underlier Return	Payment at Maturity per $1,000 Principal Amount Note
150.00	50.00%	$1,750.00
140.00	40.00%	$1,600.00
130.00	30.00%	$1,450.00
120.00	20.00%	$1,300.00
110.00	10.00%	$1,150.00
105.00	5.00%	$1,075.00
100.00	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
60.00	-40.00%	$1,000.00
50.00	-50.00%	$1,000.00
40.00	-60.00%	$1,000.00
30.00	-70.00%	$1,000.00
20.00	-80.00%	$1,000.00
10.00	-90.00%	$1,000.00
0.00	-100.00%	$1,000.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 105.00.

Because the Final Underlier Value is greater than the Initial Underlier Value, you will receive a payment at maturity of $1,075.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return × Upside Leverage Factor)

$1,000 + ($1,000 × 5.00% × 1.50) = $1,075.00

Example 2: The value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 40.00.

Because the Final Underlier Value is less than the Initial Underlier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or its components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Receive No More Than the Principal Amount of Your Notes — If the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive only the principal amount of your Notes. Therefore, you may not receive a return on the Notes. Even if Final Underlier Value is greater than the Initial Underlier Value, the return on the Notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity if the Underlier does not appreciate sufficiently over the term of the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. Although the Notes provide for the repayment of the principal amount of your Notes at maturity, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes is Not the Same as Owning the Index Components or the Component Securities Held by the Index Components—The return on the Notes may not reflect the return you would realize if you actually owned the Index Components or the component securities held by the Index Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Components or the component securities held by the Index Components would have.

•	Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier Generally

•	The Index May Not be Successful and May Underperform Alternative Investment Strategies—There can be no assurance that the Index will achieve positive returns. The Index tracks a dynamic notional portfolio selected from a universe of 13 Index Components, while targeting a portfolio volatility equal to the Target Volatility (as defined under “Information Regarding the Underlier—Overview” in the in this pricing supplement) of 5.00%. The Index seeks to track a portfolio constructed from the

Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described under “Information Regarding the Underlier—Overview” in the in this pricing supplement, without the portfolio exceeding the Target Volatility of 5.00%.

It is possible that the Index Components selected at any time for inclusion in the Index will decrease and cause the Closing Value of the Index to fall, or to increase at a lesser rate, than if different Index Components had been chosen for inclusion in the Index. There can be no assurance that a notional investment in the Index Portfolio will perform better than an alternative investment portfolio selected based on different criteria or using any other methodology.

•	The Index is Subject to Market Risk—The Closing Value of the Index will depend, in large part, on the performance of the Index Components included in the portfolio tracked by the Index over the term of your Notes. Even if the Index allocates exposure to the Index Components with the highest returns, the Closing Value of the Index may decline if there is a general deterioration in financial markets and economic conditions that causes a decline in the value of the Index Components that compose the Index at that time.

•	Historical Volatility May be a Poor Indicator of Future Index Component Performance—A fundamental assumption of the Index is that the historical volatility of the Index Components, as measured by the Index, may be an accurate predictor of their future performance. Accordingly, the Index seeks to track the portfolio whose Index Components have the highest weighted-average volatility (because volatility is used as a proxy for expected return), without portfolio volatility exceeding the Target Volatility of 5.00%. No assurance can be given that the historical volatility of the Index Components will accurately predict their future performance. If the historical volatility of the Index Components proves not to be an accurate indicator of actual performance, then the Index Portfolio tracked by the Index may not be optimal and may perform poorly.

•	Historical Volatility May be a Poor Indicator of Future Volatility—The Index seeks to take on a defined and limited degree of expected risk by tracking a portfolio with an expected risk that does not exceed a pre-defined level. The Index measures the expected risk of portfolio based on its historical volatility. However, there can be no assurance that the historical volatility of the portfolio tracked by the Index will be indicative of its future volatility. The volatility of a portfolio may change significantly and sharply as markets change. In addition, other potential measures of volatility, such as implied volatility derived from the prices of listed options on the Index Components, might be more predictive of future volatility than historical volatility. As a result, the measure of expected risk used by the Index may be less accurate than other measures that could have been used.

•	The Deduction of Notional Financing Costs and an Index Fee Will Adversely Affect Index Performance—While a total return index tracks a notional funded investment in its components, with dividends notionally reinvested, an excess return index tracks a notional investment in its components, with dividends notionally reinvested, made through the use of borrowed funds for which a financing cost is notionally paid. The Notes are linked to an excess return index and not a total return index. In the particular case of the Index, the level of each Index Component is based on a notional investment in that Index Component minus a borrowing cost represented by the ICE LIBOR USD 3 Month rate. Accordingly, each Index Component will underperform the total return performance of the corresponding exchange-traded fund.

The ICE LIBOR USD 3 Month rate reflects the rate at which banks lend U.S. dollars to each other for a term of 3 months in the London interbank market. The ICE LIBOR USD 3 Month rate will be affected by many factors, including, among others, the monetary policy of the Federal Reserve. The ICE LIBOR USD 3 Month rate has fluctuated significantly over time. Any increase in the ICE LIBOR USD 3 Month rate, due to the Federal Reserve raising interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the borrowing cost on the excess return performance of each Index Component (and, therefore, the performance of the Index).

On March 5, 2021, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that the ICE LIBOR USD 3 Month rate will either cease to be provided by any administrator or no longer be representative after June 30, 2023. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom, the United States or elsewhere. At this time, there is still uncertainty as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the performance of the Index. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the ICE LIBOR USD 3 Month rate as it relates to level of the Index during the term of the Notes, the value of the Notes in the secondary market (if any) and your return on the Notes. The Index Sponsor, an independent index administration function within Barclays Bank PLC, in accordance with the rules governing the Index, has the right to make determinations and/or adjustments as the Index Sponsor considers necessary in order to maintain the objectives of the Index, including to select a replacement rate for the ICE LIBOR USD 3 Month rate and to make any necessary modifications to the methodology as a consequence. The use of a replacement rate and related adjustments may adversely affect the level of the Index during the term of the Notes, the value of the Notes in the secondary market (if any) and your return on the Notes.

In addition, the performance of the Index will be reduced by the daily deduction of a fee of 0.85% per annum. As such, the Index performance will trail that of a hypothetical, identically constituted index from which no such cost is deducted.

The deduction of the notional financing cost and the index fee will place a significant drag on the performance of the Index, offsetting any positive total return of the Index Components included in the Index Portfolio, exacerbating any negative total return of the Index Components included in the Index Portfolio and causing the Closing Value of the Index to decline steadily if the total return of the Index Components included in the Index Portfolio is relatively flat. The Index will not appreciate unless the total return performance of the Index Components included in the Index Portfolio is sufficient to offset the negative effects of the notional financing cost and the index fee, and then only to the extent that the total return performance of the Index Components included in the Index Portfolio is greater than the deducted amounts. As a result of these deductions, the Closing Value of the Index may decline even if the total return of the Index Components included in the Index Portfolio is positive.

•	The Index May Not be Fully Invested in the Index Components—If the aggregate weight of the Index Components in the portfolio selected by the Index is not 100.00%, the Index Portfolio will allocate exposure to a cash position that will earn no return. In addition, the Index adjusts its notional exposure to the Index Portfolio as frequently as each Index Business Day in an attempt to maintain a historical volatility for the Index equal to approximately the Target Volatility of 5.00%, subject to a maximum notional exposure to the Index Portfolio of 150.00% and a minimum exposure of 0.00%. If the Index’s notional exposure to the Index Portfolio is less than 100.00%, the difference will be notionally uninvested and will earn no return. As a result, the Index may underperform a similar index that provides 100.00% exposure to the Index Components.

•	The Index May Not Achieve its Target Volatility of 5.00%—The Index seeks to maintain a target volatility level of 5.00% by employing a volatility targeting mechanism based on the historical volatility of the Index Portfolio to dynamically adjust its exposure to the Index Portfolio at any given time, as described under “Information Regarding the Underlier—Capped Participation” in the in this pricing supplement. There can, however, be no assurance that historical trends in volatility will continue in the future. Accordingly, there is no assurance that this volatility targeting mechanism will be the most effective way to (i) accurately assess volatility of the market at a given time or (ii) predict patterns of volatility. As a result, the Index may not achieve its Target Volatility of 5.00% at any time, which may adversely impact the Closing Value of the Index, and, consequently, the market value of your Notes.

•	The Index May be Subject to Increased Volatility Due to the Use of Leverage—When the volatility of the Index Portfolio is less than the Target Volatility of 5.00%, the Index will employ leverage to increase the exposure of the Index to the Index Portfolio, up to a maximum exposure of 150.00%. When the Index Portfolio is leveraged, any movements in values of the Index Component may result in greater changes in the value of the Index Portfolio than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Index Portfolio. For example, if Capped Participation on any day is 130.00%, a 1.00% decrease in the value of the Index Portfolio on such day would cause the Index to fall by 1.30%, plus an additional reduction to account for the Index Fee.

•	The Index’s Target Volatility May Reduce the Appreciation Potential of the Index; the Volatility Targeting Mechanism of the Index May Cause the Index to Underperform the Index Portfolio—Under normal circumstances, equity markets exhibit significantly higher volatility than the Target Volatility of 5.00%. Accordingly, the Target Volatility of 5.00% may have the effect of skewing the allocations among the Index Components in the Index Portfolio toward Index Components that provide exposure to fixed-income assets, which typically have lower volatility than Index Components that provide exposure to equities, or to the cash position, which provides no return and therefore has a volatility of 0.00%. These typically lower-volatility Index Components may have lower return potential than the typically higher-volatility Index Components, and any cash position has zero return potential. If the Index has a relatively low allocation to the typically higher-volatility Index Components, it will not fully participate in any appreciation among those Index Components.

Moreover, if the Index has a relatively high allocation to Index Components that provide exposure to fixed-income assets, it will be particularly sensitive to factors that adversely affect the value of fixed-income instruments, such as increases in interest rates or declining perceptions of credit quality. A low Target Volatility does not mean that the Index is less likely to decline than it would be if it had a higher Target Volatility. In fact, a low-volatility portfolio may decline in value even while a high-volatility portfolio appreciates. For example, in an equity bull market that is accompanied by rising interest rates, a portfolio heavily weighted toward Index Components that provide exposure to fixed-income assets might decline in value as a result of the rising interest rates, while a portfolio heavily weighted toward Index Components that provide exposure to equities would appreciate.

The volatility targeting feature of the Index may cause the Index to reduce its exposure to the Index Portfolio in periods of high volatility, even if the Index Portfolio is generally performing positively. The performance of the Index may be negative or less positive than the performance of the Index Portfolio during such periods. Accordingly, the return on the Index may be less, and may be significantly less, than the return on an Index that does not include a “volatility targeting” (sometimes referred to as a “risk control”) feature.

•	The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Closing Value of the Index and the Amount Payable on the Notes and their Market Value and Create Conflicts of Interest—The Index Sponsor, an independent index administration function within Barclays Bank PLC, is responsible for the operation of the Index, and the policies of the Index Sponsor concerning the calculation of the Closing Value of the Index could affect the Closing Value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to scheduled maturity.

The Index Sponsor may modify the methodology for calculating the Closing Value of the Index. In addition, as described in “Information Regarding the Underlier—Index Calculation—Modifications to the Index” in the in this pricing supplement, the Index Sponsor may make certain changes to the way in which the Index is calculated. For example, the Index Sponsor may discontinue or suspend calculation or publication of the Index upon the occurrence of certain market disruptions or other events, in which case it may become difficult to determine the Closing Value of the Index and the value of the Notes. In addition, the Index Sponsor may replace an Index Component if that Index Component ceases to exist or changes in a way that makes the calculation of the Index impossible or infeasible. The replacement Index Component may perform significantly worse than the replaced Index Component. Any such changes could adversely affect the value of the Notes. The circumstances in which the Index Sponsor might make any such a determination are described more fully under “Information Regarding the Underlier—Index Calculation—Modifications to the Index” in the in this pricing supplement.

The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Information Regarding the Underlier—Index Calculation—Modifications to the Index” in this pricing supplement, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•	At any Time, the Index May not be Invested in Most or All Index Components, Resulting in a Concentrated Investment That May Not Perform As Well Over Time as an Investment in a More Diversified Portfolio—Diversification is generally considered to reduce the amount of risk associated with generating returns. There can be no assurance, however, that the Index will be invested in most or all of the Index Components or that the Index will be sufficiently diversified at any time to reduce or minimize such risks to any extent. In particular, at any time, the Index may be notionally invested in a single Index Component or in a small number of Index Components, and that may produce lower returns than would an investment in a more diversified portfolio of assets.

•	The Values of the Index Components that Comprise the Index May Offset Each Other—Price movements between the Index Components may not correlate with each other. At a time when the value of certain Index Components increases, the value of the other Index Components may not increase as much or may decline. Therefore, in calculating the Closing Value of the Index, increases in the value of one of the Index Components included in the portfolio tracked by the Index may be moderated, or more than offset, by lesser increases or decreases in the value of the other Index Components included in the portfolio tracked by the Index. In addition, high correlation during periods of negative returns among Index Components could have an adverse effect on the Closing Value of the Index.

•	The Index Relies on Third-Party Data Sources That May Not be Accurate—The Index relies on data supplied by third parties. This data is used in calculating the Closing Value of the Index, including to generate the table and graphs set forth under “Historical Performance of the Index” below. The data supplied by third parties may not be accurate and could distort the calculation of the Closing Value of the Index.

•	The Index Relies on Financial Modelling Techniques That Are Subject to Inherent Limitations—The Index seeks to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described under “Information Regarding the Underlier—Overview” in this pricing supplement, without portfolio volatility exceeding the Target Volatility of 5.00%. The Index Sponsor uses market-standard financial modelling techniques to seek to identify each optimized portfolio. In limited circumstances, the portfolio composition used as the starting point for the model could theoretically cause the model to produce a less optimal portfolio. While the Index Sponsor runs the model using multiple starting points to reduce the likelihood of such an occurrence, this risk cannot be eliminated entirely.

•	Historical Levels of the Index Should Not be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•	The Index is Not Actively Managed—The Index operates by pre-determined rules, as described under “Information Regarding the Underlier” in this pricing supplement. There will be no active management of the Index to enhance returns or limit losses. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, economic, financial or other factors than the non-actively managed Index, which may adversely affect the Closing Value of the Index and the value of the Notes.

•	The Index is Comprised of Notional Assets and Liabilities—The exposure to the Index Components that comprise the Index at any given time are purely notional and will exist solely in the records maintained by or on behalf of the Index Sponsor. There is no actual portfolio of assets to which any person or entity is entitled or in which any person or entity has any ownership interest. Consequently, no person or entity will have any claim against any of the Index Components that comprise the Index at any time.

Risks Relating to the Index Components

•	Certain Features of the Index Components Will Impact the Value of the Notes—Each Index Component is an exchange-traded fund, the performance of which will not fully replicate the performance of the Underlying Index (as defined under “Information Regarding the Underlier—Index Components” in this pricing supplement) it is meant to track, and each Index Component may hold securities not included in its Underlying Index. Accordingly, the performance of the Index is subject to risks associated with investments in exchange-traded funds, including:

o	Management risk. This is the risk that the investment strategy for each Index Component, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Index Component’s investment adviser may have the right to use a portion of that Index Component’s assets to invest in shares of equity securities that are not included in its Underlying Index. The Index Components are not actively managed, and each Index Component’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The Index Components may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Index Component’s losses may be greater than if each Index Component invested only in conventional securities.

o	Transaction costs and fees. Unlike its Underlying Index, the Index Components will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Index Components may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Index Component and the securities composing the Underlying Index it is meant to track or other circumstances. During periods of market volatility, the component securities held by an Index Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of an Index Component and the liquidity of an Index Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an Index Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Index Component. As a result, under these circumstances, the market value of an Index Component may vary substantially from the net asset value per share of that Index Component. Because the Notes are linked to the performance of the Index Components and not their Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

•	The Select Sector Funds Involve Sector Concentration Risk—Each Index Component in the equity sectors asset class (other than the iShares® U.S. Real Estate ETF) is a Select Sector SPDR® Fund (each, a “Select Sector Fund” and collectively, the “Select Sector Funds”). The Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500® Index.

The investment objective of each Select Sector Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries, as represented by a specified Select Sector Index. Accordingly, the performance of each Select Sector Fund will not benefit from the diversification that could result if such funds held securities issued by companies that operate in multiple sectors.

The performance of companies that operate in any particular sector is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events and supply and demand for the products and services offered by such company. Any adverse development in the relevant sector tracked by any Select Sector Fund may have a material adverse effect on the securities held in the portfolio of such Select Sector Fund and, as a result, may have a material adverse effect on the price of such Select Sector Fund, the Closing Value of the Index and the value of your Notes.

•	Risks Associated with the Real Estate Industry Will Affect the Value of the iShares® U.S. Real Estate ETF—The iShares® U.S. Real Estate ETF invests in companies that invest in real estate, such as real estate investment trusts (or “REITs”) or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the iShares® U.S. Real Estate ETF, the Closing Value of the Index and the value of your Notes.

•	The Index Components Included in the Fixed-Income Asset Class are Subject to Interest Rate-Related Risks—All of the Index Components included in the fixed-income asset class (which we collectively refer to as the “Fixed-Income ETFs”) are exchange-traded funds that attempt to track the performance of indices composed of fixed-income securities. Investing in the Notes linked to the performance of the Index (and, accordingly indirectly to the Fixed-Income ETFs) differs significantly from investing directly in bonds to be held to maturity because the values of the Fixed-Income ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Fixed-Income ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the Fixed-Income ETFs, each of which mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the Fixed-Income ETFs, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the Closing Value of the Index. As a result, rising interest rates may cause the value of the bonds underlying the Fixed-Income ETFs, the Fixed-Income ETFs and the Index to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors that interrelate in complex and unpredictable ways, including, among others:

o	sentiment regarding underlying strength in the U.S. economy and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policies regarding interest rates; and

o	the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have traded near their historic high trading prices for an extended period of time. If the price of U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or actions, or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares 20+ Year Treasury Bond ETF will decline, which could have a negative impact on the performance of the Index and the return on your Notes.

•	The Index Components Included in the Fixed-Income Asset Class are Subject to Credit Risk—The prices of the bonds underlying the Fixed-Income ETFs are significantly influenced by the creditworthiness of the issuers of the bonds. The issuers of the bonds underlying the Fixed-Income ETFs may have their credit ratings downgraded, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. Such events may have material adverse effects on the value of the Fixed-Income ETFs, the Index and the Notes.

Further, the iShares® iBoxx $ High Yield Corporate Bond ETF is designed to provide a representation of the U.S. dollar high-yield corporate market and is therefore subject to high-yield securities risk. Securities that are rated below investment grade (commonly known as “junk bonds”) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•	The iShares® iBoxx $ High Yield Corporate Bond ETF is Subject to Risks Associated with Non-U.S. Securities Markets—The iShares® iBoxx $ High Yield Corporate Bond ETF may include U.S. dollar-denominated bonds issued by non-U.S. companies. As such, the iShares® iBoxx $ High Yield Corporate Bond ETF is subject to risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Some or all of these factors may adversely affect the value of the iShares® iBoxx $ High Yield Corporate Bond ETF, which may adversely affect the Closing Value of the Index.

•	The iShares® MBS ETF is Subject to Risks Associated with Mortgage-Backed Securities—The iShares® MBS ETF invests in mortgage-backed securities. Mortgage-backed securities are subject to prepayment risk, which is the risk that during periods of falling interest rates, an issuer of mortgages and other securities may be able to repay principal prior to the security’s maturity causing the iShares® MBS ETF to have to reinvest in securities with a lower yield. Mortgage-backed securities are also subject to extension risk, which is the risk that when interest rates rise, certain mortgage-backed securities will be paid off substantially more slowly than originally anticipated and the value of those securities may fall sharply. Because of prepayment and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities. In recent years, the market for mortgage-backed securities experienced substantially lower valuations and reduced liquidity. Ongoing economic and market uncertainty suggests that mortgage-backed securities may continue to be difficult to value and sell. Some or all of these factors may adversely affect the value of the iShares® MBS ETF, which may adversely affect the Closing Value of the Index and, consequently, the value of the Notes.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a Market Disruption Event has occurred on any date that the value of the Underlier is to be determined; if the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlier on any date of determination in the event of certain changes in or modifications to the Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Furthermore, the role played by Barclays Index Administration in its role as Index Sponsor creates additional conflicts of interest. See “—Risks Relating to the Underlier Generally—The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Closing Value of the Index and the Amount Payable on the Notes and their Market Value and Create Conflicts of Interest” above.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the value and expected volatility of the Underlier, the Index Components and the component securities held by the Index Components;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	dividend rates on the Index Components and the component securities held by the Index Components;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees and any structuring fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIER

Overview

The Index is a rules-based proprietary index created and owned by Barclays Bank PLC. The Index is operated by Barclays Index Administration, an independent index administration function within Barclays Bank PLC (in such capacity, the “Index Sponsor”). The Index Sponsor has appointed a third party, Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited) (together with any successor thereto, the “Index Calculation Agent”), to calculate and maintain the Index. While the Index Sponsor is responsible for the operation of the Index, certain aspects have thus been outsourced to the Index Calculation Agent. The Index is reported by Bloomberg under the ticker symbol “BXIITBZ5.”

The Index was launched on July 5, 2016. The Index tracks a dynamic notional portfolio selected from a universe of 14 exchange-traded funds that provide exposure to U.S. equity sectors or fixed-income assets (each, an “Index Component” and collectively, the “Index Components”), while targeting a portfolio volatility of 5.00% (the “Target Volatility”). On a daily basis, the notional financing cost described below is deducted from each Index Component and an index fee of 0.85% per annum is deducted from the Index.

The portfolio tracked by the Index is determined by in part drawing upon certain concepts from the “modern portfolio theory” approach to asset allocation. Generally, modern portfolio theory holds that an optimal investment portfolio is one that maximizes expected return for any given level of risk, where “risk” is measured by the expected volatility of the portfolio. The Index draws upon these ideas, in some cases with modifications, by seeking to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described below, without the portfolio volatility exceeding the Target Volatility of 5.00%.

The “Index Portfolio” on any Index Business Day (as defined below) is the hypothetical investment portfolio of Index Components and cash used to calculate the return of the Index on that Index Business Day. The Index Portfolio on each Index Business Day will be the Index Portfolio from the immediately preceding Index Business Day, except on an Index Business Day on which the Index is rebalanced. On an Index Business Day on which the Index is rebalanced, the Index Portfolio will consist of the Rebalance Portfolio (as defined below) as of the immediately preceding Index Business Day and, if the aggregate weight of the Rebalance Portfolio does not equal 100.00%, a cash position that will earn no return.

The Index is not rebalanced according to a predetermined schedule. Instead, the Index is monitored daily and rebalanced only when a rebalancing has been triggered. As described in more detail under “Index Portfolio Rebalancing” below, the Index will be rebalanced on any Index Business Day if the composition of the Index Portfolio on the immediately preceding Index Business Day is not within specified tolerances of the composition of the Optimized Portfolio (as defined below) on the immediately preceding Index Business Day or if the volatility of the Index Portfolio or any Index Component as of the immediately preceding Index Business Day falls outside specified parameters.

The Optimized Portfolio and the Rebalance Portfolio are determined on the same basis, except that the Rebalance Portfolio includes an additional constraint to prevent an increase or decrease of more than 10 percentage points in the weight of iShares® MBS ETF and 25 percentage points in the weight of any other Index Component in connection with a rebalancing.

•	The Optimized Portfolio on any Index Business Day is the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility (as defined under “Portfolio Volatility” below) of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%. The Optimized Portfolio is never used to calculate the level of the Index but instead is used to determine whether a rebalancing of the Index has been triggered.

•	The Rebalance Portfolio on any Index Business Day is, like the Optimized Portfolio, the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%, but with the further constraint that the weight of each Index Component other than iShares® MBS ETF, in the Rebalance Portfolio must be within 25 percentage points of the weight of that Index Component in the existing Index Portfolio on that Index Business Day. For iShares® MBS ETF, the weight in the Rebalance Portfolio must be within 10 percentage points of the weight in the existing Index Portfolio on that Index Business Day. The Rebalance Portfolio reflects the portfolio of Index Components that will be included in the Index Portfolio upon a rebalancing.

To determine the compositions of the Optimized Portfolio and the Rebalance Portfolio, the Index must determine which hypothetical investment portfolio constructed from the Index Components with an expected risk represented by the Target Volatility of 5.00% has the highest expected return on the relevant Index Business Day, subject to the relevant constraints set forth above. Modern portfolio theory prescribes a method for constructing an optimal investment portfolio assuming that the expected returns and risk of the available assets, and the expected degree of correlation among their returns, are known, but modern portfolio theory does not prescribe how to determine expected returns, risk or correlation. Therefore, any investment methodology that seeks to implement concepts drawn from modern portfolio theory must employ its own method of determining expected returns, risk and correlation.

The expected risk (i.e., volatility) of a portfolio depends on the expected volatility of each of the assets included in that portfolio and on the expected degree of correlation among the returns of those assets. Therefore, to determine the expected volatility of any portfolio, the Index requires measures of both the expected volatility of each Index Component and the expected degrees of correlation among their returns. The Index approximates the expected volatility of the Index Components, and the expected degree of correlation among their returns, by referencing historical volatility and correlation. These historical measures are based on the daily returns of the Index Components and are determined using calculations that give greater weight to more recent returns, as described under “Index Component Volatility and Correlation” below.

The expected return of any portfolio reflects the expected returns of the assets that make up that portfolio and can be calculated as the weighted average of the expected returns of those assets. Therefore, the Index also requires a measurement of the expected returns of the Index Components in order to determine the expected return of any portfolio constructed from the Index Components.

For this purpose, the Index operates under the assumption that taking on greater risk (i.e., volatility) provides for potentially greater returns than taking on less risk. Specifically, the Index assumes that there is a relationship between expected volatility and expected returns and that this relationship is the same for each of the Index Components. In other words, the Index assumes that the risk-adjusted returns of the Index Components are the same. By assuming a direct relationship between expected volatility and expected return, the Index is able to use expected volatility as a proxy for expected return. For this purpose, the Index approximates the expected volatility of the Index Components by referencing historical volatility.

Accordingly, for purposes of the Index, and given the assumptions described above, the portfolio with the highest expected return that satisfies the relevant constraints will be the portfolio with the highest weighted-average Index Component volatility (because volatility is used as a proxy for expected return), without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%.

The Index is an excess return index. Accordingly, each Index Component is calculated on an excess-return basis, which means that the value of each Index Component for purposes of the Index reflects the reinvestment of distributions and the deduction of a notional financing cost equal to the Cash Rate. The “Cash Rate” accrues at the rate equal to the ICE LIBOR USD 3 Month rate (Bloomberg Code: US0003M Index). LIBOR (the London Interbank Offered Rate) reflects the rate at which banks lend the specified currency to each other for the relevant period in the London interbank market.

The Index is calculated based on the value of the Index Components and cash included in the Index Portfolio, after taking into account the notional exposure of the Index to the Index Portfolio, as described below, minus the index fee of 0.85% per annum. The amount deducted as a result of the index fee is not affected by the composition of the Index Portfolio or the notional exposure of the Index to the Index Portfolio. Accordingly, the index fee is not reduced when a portion of the Index Portfolio is allocated to the cash position or when the Index is partially uninvested.

In addition to targeting the Target Volatility in the rebalancing process described above, the Index also adjusts its notional exposure to the Index Portfolio in an attempt to maintain a volatility for the Index approximately equal to the Target Volatility of 5.00%, subject to a maximum exposure of 150.00% and a minimum exposure of 0.00%. We refer to the notional exposure that the Index has to the performance of the Index Portfolio on any Index Business Day as the “Capped Participation” on that Index Business Day. If the Capped Participation is less than 100.00% on any Index Business Day, the difference will be notionally uninvested and will earn no return. For more details, see “Capped Participation” below.

The Index Sponsor publishes the level of the Index (the “Index Level”) on each Index Business Day as soon as reasonably practical following its calculation, subject to Index Market Disruption Events and Index Adjustment Events, both as described below.

An “Index Business Day” is any day on which the New York Stock Exchange is open for trading during its regular trading session, notwithstanding the New York Stock Exchange closing prior to its scheduled weekday closing time.

The Index is a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used in determining the composition of the Index and calculating the Index in accordance with the Index methodology.

Index Components

The table below sets forth the Index Components and, for each Index Component, the asset class, the ticker symbol, the Index currently tracked by that Index Component (each, an “Underlying Index” and, collectively, the “Underlying Indices”), the Excess Return Index Component Base Date and the Index Component Base Date. For additional information about each Index Component, see “Background on the Index Components” below.

Asset Class	Index Component	Ticker	Underlying Index	Excess Return Index Component Base Date	Index Component Base Date
Equity Sectors	Materials Select Sector SPDR® Fund	XLB UP	Materials Select Sector Index	12/22/1998	12/22/1998
	Energy Select Sector SPDR® Fund	XLE UP	Energy Select Sector Index	12/22/1998	12/22/1998
	Financial Select Sector SPDR® Fund	XLF UP	Financial Select Sector Index	12/22/1998	12/22/1998
	Industrial Select Sector SPDR® Fund	XLI UP	Industrial Select Sector Index	12/22/1998	12/22/1998
	Technology Select Sector SPDR® Fund	XLK UP	Technology Select Sector Index	12/22/1998	12/22/1998
	Consumer Staples Select Sector SPDR® Fund	XLP UP	Consumer Staples Select Sector Index	12/22/1998	12/22/1998
	Utilities Select Sector SPDR® Fund	XLU UP	Utilities Select Sector Index	12/22/1998	12/22/1998
	Health Care Select Sector SPDR® Fund	XLV UP	Health Care Select Sector Index	12/22/1998	12/22/1998
	Consumer Discretionary Select Sector SPDR® Fund	XLY UP	Consumer Discretionary Select Sector Index	12/22/1998	12/22/1998
	Communication Services Select Sector SPDR® Fund	XLC UP	Communication Services Select Sector Index	12/21/2007	5/14/2019
	iShares® U.S. Real Estate ETF	IYR UP	Dow Jones U.S. Real Estate Capped Index	6/19/2000	6/19/2000
Fixed Income	iShares® 20+ Year Treasury Bond ETF	TLT UQ	ICE U.S. Treasury 20+ Year Bond Index	2/28/1994	7/26/2002
	iShares® MBS ETF	MBB UQ	Bloomberg Barclays U.S. MBS Index	12/30/1988	3/16/2007
	iShares® iBoxx $ High Yield Corporate Bond ETF	HYG UP	Markit iBoxx USD Liquid High Yield Index	12/19/2001	4/11/2007

Excess Return Index Component Levels

The Index is an excess return index. Accordingly, the value of each Index Component for purposes of the Index reflects the price of that Index Component, plus the reinvestment of that Index Component’s distributions, minus a notional financing cost equal to the Cash Rate, which is the ICE LIBOR USD 3 Month rate. We refer to this value, with respect to each Index Component, as the “Excess Return Index Component Level” of that Index Component.

The Excess Return Index Component Level of each Index Component was set equal to 100.0000 on the Excess Return Index Component Base Date for that Index Component. In order to calculate the Excess Return Index Component Level on any subsequent Index Business Day, the Index Sponsor must first calculate the Total Return Index Component Level (i.e., the value of the Index Component with distributions reinvested, as defined below) on that Index Business Day. The Index Sponsor then calculates the Excess Return Index Component Level on that Index Business Day by adjusting the Excess Return Index Component Level on the immediately preceding Index Business Day to reflect (a) the return of the Total Return Index Component Level from the immediately preceding Index Business Day to the current Index Business Day and (b) the deduction of the notional financing cost equal to the Cash Rate that has accrued since the immediately preceding Index Business Day, calculated based on the number of calendar days from but excluding the immediately preceding Index Business Day to and including the current Index Business Day divided by 360. If the Cash Rate is not available on any Index Business Day, the latest available Cash Rate will be used.

The “Total Return Index Component Level” of each Index Component was set equal to 100.0000 on the Index Component Base Date for that Index Component. On any subsequent Scheduled Trading Day, the Index Sponsor calculates the Total Return Index Component Level of an Index Component by adjusting the Total Return Index Component Level of that Index Component on the immediately preceding Scheduled Trading Day to reflect the return of the Valuation Price of that Index Component from the immediately preceding Scheduled Trading Day to the current Scheduled Trading Day, where any distribution receivable from that Index Component is hypothetically reinvested in additional units of that Index Component on the Index Business Day immediately preceding the relevant ex-distribution date. If the Valuation Price of an Index Component is not available on any ex-distribution date, the relevant distribution will be hypothetically reinvested on the immediately following Scheduled Trading Day on which the Valuation Price of that Index Component is available. If the Total Return Index Component Level is not available on the immediately preceding Scheduled Trading Day, the most recent available Total Return Index Component Level will be used for purposes of calculating the Total Return Index Component Level. In the event of a share split, the Valuation Price of the relevant Index Component will be adjusted to account for the impact of that share split for purposes of calculating the Total Return Index Component Level.

The “Valuation Price” means, with respect to an Index Component on any Scheduled Trading Day, the official closing price or value of that Index Component on the primary exchange or quotation system on which that Index Component is traded on that Scheduled Trading Day, as determined by the Index Sponsor. If an Index Component does not have an official closing price or value available on the primary exchange or quotation system on any Scheduled Trading Day, the most recent available Valuation Price will be used on that Scheduled Trading Day. If there is a change in the primary exchange or quotation system, the new primary exchange or quotation system will be used from the first Scheduled Trading Day when there is one previous Valuation Price available from that primary exchange or quotation system.

The Valuation Price for each Index Component will be determined by the Index Sponsor by reference to the Data Source. The “Data Source” is Bloomberg, provided that, if the Index Sponsor is not able to find the relevant information from Bloomberg, the Data Source will be FactSet; provided further that, if the Index Sponsor is not able to find the relevant information from FactSet, the Index Sponsor will look for alternative information sources, including company websites, exchange notices or any other alternative generally available information sources, and any such information source will constitute the Data Source for the purposes of the Index.

“Scheduled Trading Day” means, with respect to an Index Component, any day on which the relevant Exchange and, if applicable, each Related Exchange for that Index Component is scheduled to be open for trading for its regular trading sessions.

“Exchange” with respect to an Index Component, the principal exchange on which that Index Component is listed for trading.

“Related Exchange” means, in respect of an Index Component, each exchange or quotation system where trading has a material effect (as determined by the Index Sponsor) on the overall market for futures or options contracts relating to that Index Component or any Underlying Asset of that Index Component.

“Underlying Asset” means, with respect to an Index Component, each share, bond, commodity, futures or options contract or other asset and/or component securities composing that Index Component.

Cash Level

If the Index Portfolio’s exposure to the Index Components is not 100.00%, the Index Portfolio will allocate exposure to a cash position so that the total exposure to the Index Components and the cash position will be 100.00%. The value of the cash position is represented by the “Cash Level,” which is equal to 100.0000 on each Index Business Day. Accordingly, the cash position will earn no return.

Index Component Volatility and Correlation

The historical volatility of an Index Component as of an Index Business Day is calculated based on an exponentially weighted average of the daily returns of the Excess Return Index Component Level of that Index Component over the historical period from the Excess Return Index Component Base Date of that Index Component to the current Index Business Day, which we refer to as the “Look-Back Period.” Similarly, the historical correlation of any two Index Components as of an Index Business Day is calculated based on an exponentially weighted average of the products of the daily returns of the Excess Return Index Component Levels of those Index Components, adjusted for the volatility of each Index Component, over the shorter of the Look-Back Periods for the two Index Components. For this purpose, the historical volatility of each Index Component is a statistical measurement of the degree of variability of the exponentially weighted daily returns of the Excess Return Index Component Level of that Index Component over the Look-Back Period, and the historical correlation among the Index Components is a statistical measurement of the degree to which the exponentially weighted daily returns of the Index Components moved together during the Look-Back Period and whether they moved in the same or opposite direction. Limited by the available price history of each Index Component, the daily return of an Index Component on any day prior to and including the Excess Return Index Component Base Date for such Index Component set forth in the table above is assumed to be zero for purposes of any calculation derived from such daily return.

An exponentially weighted average is a type of weighted average that gives exponentially greater weight to more recent daily returns, as illustrated in the chart below. As a result, more recent daily returns will have a greater effect on the measured historical volatility and correlation than less recent daily returns. The degree to which more recent daily returns have a greater effect than less recent daily returns is dictated by the “half-life” used in the calculation of historical volatility or correlation. For example, if the half-life is 63, in calculating the historical volatility or correlation, the aggregate weight assigned to the most recent 63 daily returns will be 50.00%, and the aggregate weight assigned to all prior daily returns will be 50.00%. In addition, the aggregate weight assigned to each subsequent group of 63 daily returns, including daily returns on days prior to and including the Excess Return Index Component Base Date, will be half of the aggregate weight assigned to the preceding group of 63 daily returns, as illustrated in the chart below.

The chart below illustrates the effect of the exponential weighting described above for a half-life of 63 over the most recent 252 daily returns, which represents the final year of the Look-Back Period. For each daily return shown, the chart indicates the percentage weight that will be given to that daily return in calculating the exponentially weighted average of the relevant Index Component’s daily returns over the Look-Back Period. For example, the most recent daily return has a weight of approximately 1.094% in calculating the exponentially weighted average. The next most recent daily return has a slightly smaller percentage weight than the percentage weight given to the most recent daily return, and each subsequent earlier daily return has a progressively smaller percentage weight. As the chart illustrates, the most recent daily returns have a significantly greater weight than less recent daily returns in determining the exponentially weighted average.

On each Index Business Day, the Index Sponsor calculates the volatility of each Index Component with half-lives of 21 and 63 and the correlation for each pair of Index Components with half-lives of 63, 126 and 252. We refer to the volatility of an Index Component calculated with respect to each half-life as an “Index Component Volatility Measure,” and we refer to the correlation of two Index Components calculated with respect to each half-life as an “Index Component Correlation Measure.”

Portfolio Volatility

The historical volatility of a portfolio on any Index Business Day is determined based on the weight and historical volatility of each of the Index Components that make up that portfolio on that Index Business Day, as well as the degree of historical correlation among those Index Components. A portfolio with a lower degree of correlation among its assets will have a lower volatility than a portfolio with a higher degree of correlation among its assets if the volatilities and weights of the individual assets are the same. This is because the daily returns of assets with a lower degree of correlation will offset each other to a greater extent than the daily returns of assets with a higher degree of correlation, resulting in less variability in portfolio returns for a portfolio composed of assets with a lower degree of correlation and more variability in portfolio returns for a portfolio composed of assets with a higher degree of correlation.

On each Index Business Day, the Index Sponsor calculates the volatility of each relevant portfolio (e.g., the Index Portfolio and the portfolios referenced in determining whether and how the Index will be rebalanced) using each combination of Index Component Volatility Measures and Index Component Correlation Measures, resulting in six different measures of the volatility of that portfolio (each, a “Portfolio Volatility Measure”). For example, the volatility of a portfolio calculated using Index Component Volatility Measures with a half-life of 21 and Index Component Correlation Measures with a half-life of 63 represents one of the six Portfolio Volatility Measures for that portfolio. Referencing the highest of six measures of portfolio volatility allows the Index to better capture any recent increases in the volatility or correlation of the Index Components and lessen the impact of any recent decreases in the volatility or correlation of the Index Components. We refer to the highest of the Portfolio Volatility Measures of a portfolio as the “Portfolio Volatility” of that portfolio.

Valuation and Composition of the Index Portfolio

The value of the Index Portfolio (the “Index Portfolio Level”) reflects the value of the Index Components and cash notionally included in the Index Portfolio on that Index Business Day. The Index Portfolio Level was set equal to 100.0000 on December 20, 2002 (the “Index Portfolio Base Date”). On any subsequent Index Business Day, the Index Portfolio Level is equal to:

•	the sum of the products, for each Index Component, of the number of units of that Index Component notionally included in the Index Portfolio on that Index Business Day (the “Index Component Units” of that Index Component) and the Excess Return Index Component Level of that Index Component on that Index Business Day; plus

•	the product of the number of units of cash notionally included in the Index Portfolio on that Index Business Day (the “Cash Units”) and the Cash Level.

The Index Component Units of each Index Component and the Cash Units notionally included in the Index Portfolio on each Index Business Day will be the Index Component Units of that Index Component and the Cash Units, respectively, notionally included in Index Portfolio on the immediately preceding Index Business Day, except on an Index Business Day on which the Index is rebalanced (each, an “Index Rebalancing Date”). On an Index Rebalancing Date, the Index Component Units of each Index Component will be set to reflect the composition of the Rebalance Portfolio on the immediately preceding Index Business Day (the “Index Selection Date”) and, if the aggregate weight of the Rebalance Portfolio does not equal 100.00%, the Index Portfolio will allocate exposure to Cash Units so that the aggregate weight of the Index Components and the cash position will be 100.00%:

•	the Index Component Units of each Index Component notionally included in the Index Portfolio on an Index Rebalancing Date will be equal to the product of (a) the weight of that Index Component in the Rebalance Portfolio on the corresponding Index Selection Date and (b) the quotient of the Index Portfolio Level on that Index Selection Date divided by the Excess Return Index Component Level of that Index Component on that Index Selection Date; and

•	the Cash Units notionally included in the Index Portfolio on an Index Rebalancing Date will be equal to (a) the Cash Units on the immediately preceding Index Business Day, plus (b) the number of units of cash corresponding to the value of the units of any Index Component removed from the Index Portfolio on that Index Rebalancing Date, minus (c) the number of units of cash corresponding to the value of the units of any Index Component added to the Index Portfolio on that Index Rebalancing Date.

For this purpose, the number of units of cash corresponding to the value of the units of any Index Component added to or removed from the Index Portfolio will equal, for each such Index Component, the quotient of (a) the product of the number of units of that Index Component being added to or removed from the Index Portfolio and the Excess Return Index Component Level of that Index Component as of that Index Rebalancing Date, divided by (b) the Cash Level that Index Rebalancing Date.

The weight of any Index Component notionally included in the Index Portfolio on any Index Business Day (the “Effective Weight” of that Index Component) is equal to the quotient of (a) the product of the Index Component Units of that Index Component as of that Index Business Day and the Excess Return Index Component Level of that Index Component on that Index Business Day, divided by (b) the Index Portfolio Level on that Index Business Day.

Index Portfolio Rebalancing

The Index is not rebalanced according to a predetermined schedule. Instead, the Index is rebalanced only when a rebalancing has been triggered. A rebalancing will be triggered and the Index will be rebalanced on any Index Business Day if the composition of the Index Portfolio on the immediately preceding Index Business Day is not within specified tolerances of the composition of the Optimized Portfolio on the immediately preceding Index Business Day or if the volatility of the Index Portfolio or any Index Component as of the immediately preceding Index Business Day falls outside specified parameters.

More specifically, the Index will be rebalanced on any Index Business Day if any of the following occurs:

•	the sum of the Effective Weights of the Index Components representing U.S. equity sectors in the Index Portfolio on the immediately preceding Index Business Day is above or below the sum of the weights of those Index Components in the Optimized Portfolio on the immediately preceding Index Business Day by 10.00% or more;

•	the sum of the Effective Weights of the Index Components representing fixed-income assets in the Index Portfolio on the immediately preceding Index Business Day is above or below the sum of the weights of those Index Components in the Optimized Portfolio on the immediately preceding Index Business Day by 10.00% or more;

•	the Portfolio Volatility of the Index Portfolio on the immediately preceding Index Business Day is above the Target Volatility of 5.00% by more than 1.00%; or

•	either of the Index Component Volatility Measures of any Index Component on the immediately preceding Index Business Day is more than 5.00% above or below the corresponding Index Component Volatility of that Index Component on the Index Business Day immediately preceding the Index Business day on which the Index was last rebalanced.

Optimized Portfolio and Rebalance Portfolio

The Optimized Portfolio and the Rebalance Portfolio are determined on the same basis, except that the Rebalance Portfolio includes an additional constraint to prevent an increase or decrease of more than 10 percentage points in the weight of iShares® MBS ETF and 25 percentage points in the weight of any other Index Component in connection with a rebalancing:

•	the “Optimized Portfolio” on any Index Business Day is the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%; and

•	the “Rebalance Portfolio” on any Index Business Day is, like the Optimized Portfolio, the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%, but with the further constraint that the weight of each Index Component other than iShares® MBS ETF, in the Rebalance Portfolio must be within 25 percentage points of the weight of that Index Component in the existing Index Portfolio on that Index Business Day. For iShares® MBS ETF, the weight in the Rebalance Portfolio must be within 10 percentage points of the weight in the existing Index Portfolio on that Index Business Day.

The expected return of any portfolio reflects the expected returns of the assets that make up that portfolio and can be calculated as the weighted average of the expected returns of those assets. As described above, the Index uses expected volatility as a proxy for expected return, and the Index approximates the expected volatility of the Index Components by referencing historical volatility.

Accordingly, for purposes of the Index, and given the assumptions described above, the portfolio with the highest expected return that satisfies the relevant constraints will be the portfolio with the highest weighted-average Index Component volatility (because volatility is used as a proxy for expected return), without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%. The Index Sponsor calculates the weighted-average volatility of the Index Components in any given portfolio on any Index Business Day as the sum of the products, for each Index Component, of (a) the weight of that Index Component in that portfolio and (b) the greater of the Index Component Volatility Measures of that Index Component on that Index Business Day.

Capped Participation

The Index adjusts its notional exposure to the Index Portfolio (also referred to as the Capped Participation of the Index to the Index Portfolio) in an attempt to maintain a volatility for the Index approximately equal to the Target Volatility of 5.00%, subject to a maximum exposure of 150.00% and a minimum exposure of 0.00%. If the Capped Participation is less than 100.00% on any Index Business Day, the difference will be notionally uninvested and will earn no return. For this purpose, the volatility of the Index Portfolio is calculated based on an exponentially weighted average of the daily returns of the Index Portfolio over the historical period from the Index Portfolio Base Date to the current Index Business Day, calculated with a half-life of 21 (the “Index Portfolio Volatility”).

The Index will adjust its Capped Participation on any given Index Business Day only if the change in the exposure from the immediately preceding Index Business Day would exceed a “volatility buffer” of 10.00%. Accordingly, the Index Sponsor calculates the Indicated Participation on each Index Business Day and compares it to the Capped Participation on the immediately preceding Index Business Day. If the Indicated Participation on the current Index Business Day is more than 10.00% above or below the Capped Participation on the immediately preceding Index Business Day, the Capped Participation on the current Index Business Day will equal that Indicated Participation (subject to a maximum of 150.00% and a minimum of 0.00%, as described in the previous paragraph); otherwise, the Capped Participation on the current Index Business Day will equal the Capped Participation on the immediately preceding Index Business Day. For example, if the Capped Participation is 50.00% on any given Index Business Day, the Index will not adjust the Capped Participation on any subsequent Index Business Day until the Indicated Participation is greater than 60.00% or be less than 40.00%.

The “Indicated Participation” on each Index Business Day will equal the Target Volatility of 5.00% divided by the Index Portfolio Volatility measured as of the immediately preceding Index Business Day. The Indicated Participation will be less than 100.00% when the Index Portfolio Volatility on the immediately preceding Index Business Day is greater than 5.00% and greater than 100.00% when Index Portfolio Volatility on the immediately preceding Index Business Day is less than 5.00%.

For example, in respect of any Index Business Day, if the Index Portfolio Volatility determined with respect to the immediately preceding Index Business Day is 10.00%, the Indicated Participation on the current Index Business Day will be 50.00% (5.00% divided by 10.00%). If the Indicated Participation is used as the Capped Participation on the current Index Business Day, this would mean that if the Index Portfolio appreciates by 2.00% on the immediately following Index Business Day, the Index would appreciate only by 1.00%, and if the Index Portfolio depreciates by 2.00% on the immediately following Index Business Day, the Index would depreciate only by 1.00% (in each case, less the index fee). In addition, in respect of any Index Business Day, if the Index Portfolio Volatility determined with respect to the immediately preceding Index Business Day is 3.00%, the Indicated Participation on the current Index Business Day will be 166.70% (5.00% divided by 3.00%). Since any Capped Participation is subject to a maximum of 150.00%, an Indicated Participation of 166.70% will differ from the Capped Participation as of the immediately preceding Index Business day by more than 10.00%. As a result, the Capped Participation on the current Index Business Day will be equal to the Indicated Participation, subject to a maximum of 150.00% and a minimum of 0.00%. Therefore, the Capped Participation will be 150.00%. This would mean that if the Index Portfolio appreciates by 2.00% on the immediately following Index Business Day, the Index would appreciate by 3.00%, and if the Index Portfolio depreciates by 2.00% on the immediately following Index Business Day, the Index would depreciate by 3.00% (in each case, less the index fee).

Index Calculation

The Index Level was set equal to 100.0000 on December 31, 2003 (the “Index Base Date”). Subject to Index Market Disruption Events and Index Adjustment Events, on any subsequent Index Business Day, the Index Sponsor calculates the Index Level by adjusting the Index Level on the immediately preceding Index Business Day to reflect (a) the return of the Index Portfolio from the immediately preceding Index Business Day, scaled by the Capped Participation as of the immediately preceding Index Business Day and (b) the deduction of the index fee that has accrued since the immediately preceding Index Business Day, as set forth in the following formula:

where:

•	is the Index Level on the current Index Business Day;

•	is the Index Level on the immediately preceding Index Business Day;

•	is the Index Portfolio Level on the current Index Business Day;

•	is the Index Portfolio Level on the immediately preceding Index Business Day;

•	is the Capped Participation as of the immediately preceding Index Business Day;

•	Index Fee is 0.85%; and

•	is the number of calendar days from but excluding the immediately preceding Index Business Day to and including the current Index Business Day.

Background on the Index Components

Included below is a brief description of each of the Index Components. This information has been obtained from publicly available sources, without independent verification. The sponsor of each Index Component is required to file information specified by the SEC periodically. Information with respect to each Index Component provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers set forth below with respect to that Index Component through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of such information.

•	The Materials Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the materials sector, as represented by the S&P 500® Materials Select Sector Index. The S&P 500® Materials Select Sector Index includes companies from the following industries: chemicals; metals and mining; paper and forest products; containers and packaging; and construction materials. The SEC file numbers with respect to the Materials Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Energy Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the S&P 500® Energy Select Sector Index. The S&P 500® Energy Select Sector Index includes companies from the following industries: oil, gas and consumable fuels; and energy equipment and services. The SEC file numbers with respect to the Energy Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the S&P 500® Financial Select Sector Index. The S&P 500® Financial Select Sector Index includes companies from the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts (“REITs”); consumer finance; and thrifts and mortgage finance. The SEC file numbers with respect to the Financial Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Industrial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the industrial sector, as represented by the S&P 500® Industrial Select Sector Index. The S&P 500® Industrial Select Sector Index includes companies from the following industries: aerospace and defense; industrial conglomerates; marine; transportation infrastructure; machinery; road and rail; air freight and logistics; commercial services and supplies; professional services; electrical equipment; construction and engineering; trading companies and distributors; airlines; and building products. The SEC file numbers with respect to the Industrial Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Technology Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the technology sector, as represented by the S&P 500® Technology Select Sector Index. The S&P 500® Technology Select Sector Index includes companies from the following industries: technology hardware, storage, and peripherals; software; communications equipment; semiconductors and semiconductor equipment; IT services; and electronic equipment, instruments and components. The SEC file numbers with respect to the Technology Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Consumer Staples Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the consumer staples sector, as represented by the S&P 500® Consumer Staples Select Sector Index. The S&P 500® Consumer Staples Select Sector Index includes companies from the following industries: food and staples retailing; household products; food products; beverages; tobacco; and personal products. The SEC file numbers with respect to the Consumer Staples Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Utilities Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the utilities sector, as represented by the S&P 500® Utilities Select Sector Index. The S&P 500® Utilities Select Sector Index includes companies from the following industries: electric utilities; water utilities; multi-utilities; independent power and renewable electricity producers; and gas utilities. The SEC file numbers with respect to the Utilities Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Health Care Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the health care sector, as represented by the S&P 500® Health Care Select Sector Index. The S&P 500® Health Care Select Sector

Index includes companies from the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The SEC file numbers with respect to the Health Care Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Consumer Discretionary Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the consumer discretionary sector, as represented by the S&P 500® Consumer Discretionary Select Sector Index. The S&P 500® Consumer Discretionary Select Sector Index includes companies from the following industries: retail (specialty, multiline, internet and direct marketing); hotels, restaurants and leisure; textiles, apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure products; and diversified consumer services. The SEC file numbers with respect to the Consumer Discretionary Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The Communication Services Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the communication services sector, as represented by the S&P 500® Communication Services Select Sector Index. The S&P 500® Consumer Discretionary Select Sector Index includes companies from the following industries: diversified telecommunication services; wireless telecommunication services; media; entertainment; and interactive media & services. The SEC file numbers with respect to the Communication Services Select Sector SPDR® Fund are 333–57791 and 811–08837.

•	The iShares® U.S. Real Estate ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities in the real estate sector, which is currently the Dow Jones U.S. Real Estate Capped Index. The Dow Jones U.S. Real Estate Capped Index measures the performance of the real estate sector of the U.S. equity market, subject to capping methodology that limits the weight of the securities of any single issuer to a maximum of 10%. The SEC file numbers with respect to the iShares® U.S. Real Estate ETF are 333–92935 and 811–09729.

•	The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index. The ICE U.S. Treasury 20+ Year Bond Index measures the performance of public obligations of the U.S. Treasury and includes publicly issued U.S. treasury securities that have a remaining maturity of greater than 20 years, have $300 million or more of outstanding face value (excluding amounts held by the Federal Reserve), are fixed rate and denominated in U.S. dollars. The SEC file numbers with respect to the iShares® 20+ Year Treasury Bond ETF are 333–92935 and 811–09729.

•	The iShares® MBS ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of investment-grade mortgage-backed pass-through securities issued and/or guaranteed by U.S. government agencies, which is currently the Bloomberg Barclays U.S. MBS Index. The Bloomberg Barclays U.S. MBS Index tracks agency mortgage backed pass-through securities (both fixed-rate and hybrid adjustable-rate mortgage) guaranteed by Ginnie Mae (GNMA), Fannie Mae (FNMA), and Freddie Mac (FHLMC). The SEC file numbers with respect to the iShares® MBS ETF are 333–92935 and 811–09729.

•	The iShares® iBoxx $ High Yield Corporate Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index consisting of liquid, U.S. dollar-denominated, high yield corporate bonds, which is currently the Markit iBoxx USD Liquid High Yield Index. The Markit iBoxx USD Liquid High Yield Index is designed to reflect the performance of U.S. dollar denominated high yield corporate debt through a broad coverage of the U.S. dollar high yield liquid bond universe. The SEC file numbers with respect to the iShares® iBoxx $ High Yield Corporate Bond ETF are 333–92935 and 811–09729.

Modifications to the Index

Index Market Disruption Events

If an Index Market Disruption Event occurs or is continuing on any Index Business Day and that Index Market Disruption Event materially affects the Index, the Index Sponsor may:

•	defer or suspend publication of the Index Level and any other information relating to the Index until it determines that no Index Market Disruption Event is continuing;

•	if that Index Business Day is an Index Selection Date, postpone that Index Selection Date to the next Index Business Day on which it determines that such Index Market Disruption Event is not continuing. As a result, the related Index Rebalancing Date will also be postponed and will occur on the first Index Business Day following the postponed Index Selection Date;

•	if that Index Business Day is an Index Rebalancing Date, postpone that Index Rebalancing Date to the next Index Business Day on which it determines that such Index Market Disruption Event is not continuing; or

•	discontinue supporting the Index or terminate the calculation and publication of the Index Level, if the Index Sponsor determines that the measures provided in the three bullets above produce results that are not consistent with the objectives of the Index.

An “Index Market Disruption Event” means the occurrence of one or more of the following events if the Index Sponsor determines that such event is material with respect to any Index Component:

•	a suspension, absence or limitation of trading in (1) that Index Component in its primary market, as determined by the Index Sponsor, or (2) futures or options contracts relating to that Index Component in the primary market for those contracts, as determined by the Index Sponsor, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•	any event that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to (1) effect transactions in, or obtain market values for, that Index Component in its primary market, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to that Index Component in the primary market for those contracts, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•	the closure on any Scheduled Trading Day of the primary market for that Index Component prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on that primary market on that Scheduled Trading Day and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that Scheduled Trading Day for that primary market;

•	any Scheduled Trading Day on which (1) the primary market for that Index Component or (2) the exchanges or quotation systems, if any, on which futures or options contracts relating to that Index Component are traded, fail to open for trading during their respective regular trading sessions;

•	a General Banking Moratorium; or

•	an event that makes it impossible or not reasonably practicable on any Index Business Day for the Index Sponsor to obtain the price of that Index Component, or any other price, level or rate required for the purposes of calculating the level of the Index in a manner acceptable to the Index Sponsor.

The following events will not be Index Market Disruption Events:

•	a limitation on the hours or number of days of trading in the relevant market or relevant exchange only if the limitation results from an announced change in the regular business hours of the relevant market or relevant exchange (not on a temporary basis); or

•	a decision to permanently discontinue trading in futures or options contracts relating to any Index Component.

For this purpose, an absence of trading on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an Index Component in its primary market, or in futures or options contracts relating to an Index Component, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that Index Component or those contracts, as applicable, or

•	a disparity in bid and ask quotes relating to that Index Component or those contracts, as applicable,

will constitute a suspension or material limitation of trading.

“General Banking Moratorium” means the declaration of a general moratorium in respect of banking activities in London or New York.

Index Adjustment Events

If an Index Adjustment Event occurs on any Index Business Day and that Index Adjustment Event materially affects the Index, the Index Sponsor may, acting in a manner consistent with the objectives of the Index:

•	make such determinations and/or adjustments as the Index Sponsor considers necessary in order to maintain the objectives of the Index, in relation to (a) the methodology used to calculate the Index or (b) the Index Level;

•	select a successor Index Component to replace the Index Component affected by the Index Adjustment Event that is substantially similar to the affected Index Component;

•	defer or suspend publication of the Index Level and any other information relating to the Index until it determines that no Index Adjustment Event is continuing;

•	if the Index Business Day on which the Index Adjustment Event occurs or is continuing is an Index Selection Date, postpone that Index Selection Date to the next Index Business Day on which it determines that such Index Adjustment Event is not continuing. As a result, the Index Rebalancing Date will also be postponed and will occur on the first Index Business Day following the new Index Selection Date;

•	if the Index Business Day on which the Index Adjustment Event occurs or is continuing is an Index Rebalancing Date, postpone that Index Rebalancing Date to the next Index Business Day on which it determines that such Index Adjustment Event is not continuing; or

•	discontinue supporting the Index or terminate the calculation and publication of the Index Level, if the Index Sponsor determines that the measures provided in the five bullets above are not feasible or would produce results that are not consistent with the objectives of the Index.

Any of the following will be an “Index Adjustment Event”:

•	the Index Sponsor determines, at any time, that an Index Force Majeure Event occurs or is continuing;

•	the Index Sponsor determines, at any time, that there has been (or there is pending) a change in taxation (a) generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) generally affecting market participants who hold positions in any of the Index Components or Underlying Assets, as the case may be; or

•	a change (including termination or disappearance of an Index Component) will have been made to any of the Index Components or there will have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices of the Index Components or undermines the objectives of the Index.

An “Index Force Majeure Event” means any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index, any Index Component or, if applicable, any Underlying Asset, the methodology on which the Index is based or the Index Sponsor’s ability to calculate and publish the Index.

Modifications to the Index Methodology or the Index; Termination of the Index

While the Index Sponsor currently employs the methodology described above, no assurance can be given that market, regulatory, juridical, financial, fiscal or other circumstances will not arise that would, in its view, necessitate a modification or change of that methodology (including the information or inputs on which the Index is based) or termination of the Index. Consequently, the Index Sponsor reserves the right to modify or change that methodology, consistent with the objectives of the Index.

The Index Sponsor assumes no obligation to implement any modification or change to the methodology described above as a result of any market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of, or any other events affecting, the Index or any Index Component).

Notwithstanding anything to the contrary under “Index Sponsor” below, the Index Sponsor may, at any time and in its sole discretion, terminate the calculation and/or publication of the Index Level without regard to any other factors.

If the Index is modified, changed or terminated, the Index Sponsor will publish any modifications or changes or an announcement of that termination, as applicable.

Index Sponsor

All determinations, modifications, changes or suspensions made by the Index Sponsor (a) will be made by it acting in its sole discretion, by reference to such factors as the Index Sponsor deems appropriate, and consistent with the objectives of the Index and (b) will be final, conclusive and binding in the absence of manifest error, and no person shall be entitled to make any claim against the Index Sponsor or its affiliates regarding any such determination, modification, change or suspension.

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, including but not limited to, Index Levels, but is under no obligation to do so.

Barclays Bank PLC may terminate the appointment of, and replace, the Index Sponsor with a successor index sponsor. Following termination of the appointment of the Index Sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor as soon as reasonably practicable.

Disclaimers

Neither Barclays Bank PLC nor the Index Sponsor guarantees the accuracy and/or completeness of the Index, any data included therein, or any data on which it is based, and neither Barclays Bank PLC nor the Index Sponsor will have any liability for any errors, omissions, or interruptions therein.

Neither Barclays Bank PLC nor the Index Sponsor makes any warranty, express or implied, as to the results to be obtained from the use of the Index. Barclays Bank PLC and the Index Sponsor make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event will Barclays Bank PLC or the Index Sponsor have any liability for any lost revenues or profits (whether direct or indirect) or for any special, punitive, indirect or consequential damages, even if notified of the possibility of such damages.

None of Barclays Bank PLC, the Index Sponsor, any of their respective affiliates or subsidiaries and any of the respective directors, officers, employees, representatives, delegates or agents of any of the foregoing entities will have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the Index Sponsor is under no obligation to do so, and Barclays Bank PLC and the Index Sponsor will have no liability in respect of any errors or omissions.

Bloomberg Index Services Limited is the official index calculation and maintenance agent of the Index, an index owned and administered by Barclays Bank PLC. Bloomberg Index Services Limited does not guarantee the timeliness, accurateness, or completeness of the Index calculations or any data or information relating to the Index. Bloomberg Index Services Limited makes no warranty, express or implied, as to the Index or any data or values relating thereto or results to be obtained therefrom, and expressly disclaims all warranties of merchantability and fitness for a particular purpose with respect thereto. To the maximum extent allowed by law, Bloomberg Index Services Limited, its affiliates, and all of their respective partners, employees, subcontractors, agents, suppliers and vendors (collectively, the “protected parties”) shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of a protected party or otherwise, arising in connection with the calculation of the Index or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.

Nothing in the disclaimers above will exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

HISTORICAL PERFORMANCE OF THE UNDERLIER

The graph below sets forth the historical performance of the Underlier based on the daily Closing Values from July 5, 2016 through November 19, 2021. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Barclays Trailblazer Sectors 5 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken. In addition, the agent will pay (and be reimbursed by the Issuer for) structuring fees to other broker-dealers participating in the distribution of the Notes, as described on the cover of this pricing supplement.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 5, 2021, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 5, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 5, 2021, which has been filed as an exhibit to the report on Form 6-K referred to above.